WSFS Bank Center	1
500 Delaware Avenue,
Wilmington, Delaware 19801

EXHIBIT 99.1
FOR IMMEDIATE RELEASE	Investor Relations Contact: Dominic C. Canuso
(302) 571-6833; dcanuso@wsfsbank.com
April 22, 2021	Media Contact: Rebecca Acevedo
(215) 253-5566; racevedo@wsfsbank.com

WSFS REPORTS 1Q 2021 EPS OF $1.36 AND ROA OF 1.85%;
RESULTS REFLECT DIVERSIFIED REVENUE AND IMPROVING CREDIT TRENDS;
BOARD APPROVES AN 8% INCREASE IN CASH DIVIDEND

WILMINGTON, Del. — WSFS Financial Corporation (Nasdaq: WSFS), the parent company of WSFS Bank, today announced its financial results for the first quarter of 2021.
Selected quarterly financial results and metrics are as follows:

(Dollars in millions, except per share data)	1Q 2021	4Q 2020	1Q 2020
Net interest income	$114.2	$123.0	$116.2
Fee income	47.8	46.6	40.8
Total net revenue	162.0	169.6	157.0
(Recovery of) provision for credit losses	(20.2)	(0.9)	56.6
Noninterest expense	95.6	93.4	88.5
Net income attributable to WSFS	65.1	59.8	10.9
Pre-provision net revenue (PPNR)(1)	66.4	76.3	68.5
Earnings per share (diluted)	1.36	1.20	0.21
Return on average assets (ROA)	1.85%	1.73%	0.36%
Return on average equity (ROE)	14.9	13.0	2.4
Efficiency ratio	58.9	55.0	56.3
GAAP results for the quarterly periods shown below included the following items that are excluded from core results. For 1Q 2021, the $1.8 million of corporate development and restructuring expense primarily relates to our pending combination with Bryn Mawr Bank Corporation (“Bryn Mawr”) anticipated to close in early 4Q 2021.

	1Q 2021		4Q 2020		1Q 2020
(Dollars in millions, except per share data)	Total (pre-tax)	Per share (after-tax)	Total (pre-tax)	Per share (after-tax)	Total (pre-tax)	Per share (after-tax)
Securities gains	$0.3	$0.01	$3.2	$0.05	$0.7	$0.01
Unrealized gain on equity investments, net	—	—	—	—	0.7	0.01
Corporate development and restructuring expense	1.8	0.04	0.3	0.01	1.3	0.02
Contribution to WSFS Community Foundation	—	—	—	—	3.0	0.04

(1) As used in this press release, PPNR is a non-GAAP financial measure calculated as net revenue before provision for credit losses and net of noninterest expense. For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	2
500 Delaware Avenue,
Wilmington, Delaware 19801
CEO Commentary
Rodger Levenson, Chairman, President and CEO, said, “Our 1Q results included a core ROA(2) of 1.89%, a 20% increase in year-over-year core fee revenue(2), and improvement across key credit metrics. Our solid operating results and strong capital position continue to provide momentum to capture significant organic growth opportunities.
“The quarter reflected the strengthening of our Customers’ financial health from improved macroeconomic conditions and outlook along with benefits from government stimulus programs. These positive economic developments combined with improved credit quality metrics resulted in a $24.0 million release of our allowance for credit losses (“ACL”) during the quarter, while still maintaining a significant ACL coverage ratio of 2.51% (excluding Paycheck Protection Program (“PPP”) loans) at March 31st.
“Throughout the pandemic, we have focused on serving our Customers and investing in franchise growth. During the quarter, we supported nearly $300 million of second round PPP loans to over 1,800 WSFS and non-WSFS Customers. We also were excited to announce our agreement to combine with Bryn Mawr during the quarter. When combined WSFS will be the premier, locally-headquartered, bank and wealth management franchise in the Greater Philadelphia and Delaware region.
“We were honored to be ranked number 10 on the Forbes 12th Annual America's Best Banks list and to receive The Gallup Exceptional Workplace Award for the fifth time during the quarter. These recognitions demonstrate our commitment to sustainable long-term high performance driven by our talented and engaged Associates.”

(2) As used in this press release, core ROA and core fee revenue (noninterest income) are non-GAAP financial measures. Core ROA is calculated as GAAP ROA less certain pre-tax adjustments and the tax impact of such adjustments and core fee revenue excludes securities gains and unrealized/realized gains on equity investments, net. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	3
500 Delaware Avenue,
Wilmington, Delaware 19801
Highlights for 1Q 2021:
•Core ROA was 1.89% in 1Q 2021 compared to 0.39% for 1Q 2020.
•Core EPS(3) was $1.39 in 1Q 2021 compared to $0.23 for 1Q 2020.
•Total net credit (recoveries) costs were $(19.0) million and net charge-offs were $3.8 million, or 0.18% of average gross loans during the quarter. 1Q 2021 results reflected $24.0 million release of ACL as credit quality improved quarter-over-quarter, including declines in problem assets, nonperforming assets, and delinquencies. The ACL coverage ratio was 2.51%, excluding PPP loans, at March 31, 2021.
•Core fee revenue (noninterest income) was $47.5 million, an increase of $8.0 million, or 20% compared to 1Q 2020. The increase included $2.2 million of referral fees related to PPP round two loans and growth across most fee businesses reflecting the diversity of our business model offset by a $2.7 million year-over-year adverse impact from the Durbin Amendment on debit fees and the lower interest rate environment on Cash Connect® bailment fees.
•WSFS supported nearly $300 million of second round PPP loans, which are not on the balance sheet, to over 1,800 WSFS and non-WSFS Customers during the quarter. $231.4 million of round one PPP loans were forgiven during the quarter and $526.8 million remain as of March 31, 2021.
•The Board of Directors approved a quarterly cash dividend of $0.13 per share of common stock, an 8% increase from our cash dividend in 4Q 2020. During the quarter, WSFS repurchased 267,309 shares at an average price of $44.97, totaling $12.0 million.

(3) As used in this press release, core EPS is a non-GAAP financial measure. This non-GAAP financial measure excludes certain pre-tax adjustments and the tax impact of such adjustments. For a reconciliation of this and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	4
500 Delaware Avenue,
Wilmington, Delaware 19801
First Quarter 2021 Discussion of Financial Results
Balance Sheet
The following tables summarize loan and lease and customer deposit balances and composition at March 31, 2021 compared to December 31, 2020 and March 31, 2020:

Loans and Leases
(Dollars in thousands)	March 31, 2021		December 31, 2020		March 31, 2020
Commercial & industrial	$3,212,970	38%	$3,299,118	37%	$3,412,266	40%
Commercial real estate (CRE)	1,975,966	23	2,086,062	23	2,223,117	26
PPP	526,789	6	751,199	8	—	—
Construction	784,101	9	716,275	8	626,253	8
Commercial small business leases	264,937	3	248,885	3	201,753	2
Total commercial loans	6,764,763	79	7,101,539	79	6,463,389	76
Residential mortgage	829,234	10	954,824	11	1,054,544	13
Consumer	1,140,034	13	1,165,917	13	1,118,287	13
ACL	(204,818)	(2)	(228,804)	(3)	(139,073)	(2)
Net loans and leases	$8,529,213	100%	$8,993,476	100%	$8,497,147	100%

Customer Deposits
(Dollars in thousands)	March 31, 2021		December 31, 2020		March 31, 2020
Noninterest demand	$3,857,610	31%	$3,415,021	29%	$2,314,982	25%
Interest-bearing demand	2,659,336	22	2,635,740	23	2,093,388	22
Savings	1,886,222	16	1,774,332	15	1,594,735	17
Money market	2,721,647	22	2,654,439	23	2,149,119	23
Total core deposits	11,124,815	91	10,479,532	90	8,152,224	87
Customer time deposits	1,093,984	9	1,158,845	10	1,272,154	13
Total customer deposits	$12,218,799	100%	$11,638,377	100%	$9,424,378	100%
At March 31, 2021, WSFS’ net loan and lease portfolio decreased $464.3 million when compared with December 31, 2020, including a $224.4 million decrease in PPP loans. Excluding PPP loans, purposeful run-off portfolios, and the ACL, loans decreased $107.6 million, or 1% (not annualized), during the quarter. The decrease in the quarter was primarily due to lower commercial loan demand resulting from higher levels of borrower liquidity.
Net loans and leases at March 31, 2021 increased $32.1 million when compared with March 31, 2020. Excluding PPP loans, run-off portfolios, and the ACL, loans increased $55.9 million, or 1%, year-over-year, including growth across construction, commercial small business leases, and home equity installment loans originated through our partnership with Spring EQ.

WSFS Bank Center	5
500 Delaware Avenue,
Wilmington, Delaware 19801
Total customer deposits were $12.2 billion at March 31, 2021, a $580.4 million increase from December 31, 2020 and a $2.8 billion increase from March 31, 2020, reflecting elevated deposits from customers who received PPP loans, government stimulus impact, and lower customer spending. Core deposits were $11.1 billion at March 31, 2021, an increase of $645.3 million over the prior quarter primarily due to approximately $258.8 million of deposits from the second round of PPP loans and continued elevated customer liquidity. Core deposits were a strong 91% of total customer deposits and no- and low-cost checking accounts represented a robust 53% of total customer deposits at March 31, 2021. These core deposits predominantly represent longer-term, less price-sensitive customer relationships. The ratio of net loans and leases to customer deposits was 70% at March 31, 2021 reflecting significant liquidity capacity.
Net Interest Income

	Three Months Ending
(Dollars in thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Net interest income before purchase accretion and PPP	$93,524	$97,741	$101,941
Purchase accounting accretion	11,295	14,754	14,209
Net interest income before PPP	104,819	112,495	116,150
PPP	9,366	10,506	—
Net interest income	$114,185	$123,001	$116,150

Net interest margin before purchase accretion and PPP	3.10%	3.36%	3.85%
Purchase accounting accretion	0.37	0.51	0.53
Net interest margin before PPP	3.47	3.87	4.38
PPP	0.12	0.06	—
Net interest margin	3.59%	3.93%	4.38%
1Q 2021 results were significantly impacted by continued high levels of excess customer liquidity described above. The additional customer deposits reduced our net interest margin by approximately 39 bps compared to 1Q 2020 and 18 bps from 4Q 2020.

WSFS Bank Center	6
500 Delaware Avenue,
Wilmington, Delaware 19801
Net interest income decreased $2.0 million, or 2%, compared to 1Q 2020, due to a $8.3 million reduction primarily from the lower rate environment and $2.9 million of lower purchase accounting accretion, partially offset by $9.4 million of PPP income in 1Q 2021 including $7.8 million of fee accretion. Net interest margin decreased 79 bps from 1Q 2020 due to 39 bps from the significant short-term liquidity increase in customer deposits, a 36 bps net decline from the lower rate environment and balance sheet mix, and 16 bps from lower purchase accounting accretion, partially offset by a 12 bps increase from PPP.
Net interest income decreased $8.8 million, or 7% (not annualized), from 4Q 2020 due to a $4.2 million reduction primarily from lower loan balances and lower yields from turnover in our loan and investment portfolio, a $3.5 million decrease in purchase accounting accretion and $1.1 million of lower PPP income. Net interest margin decreased 34 bps including 18 bps from the significant short-term liquidity increase in customer deposits, 14 bps from lower purchase accounting accretion, and 12 bps from lower loan balances and investment yields, partially offset by a 6 bps increase from PPP and 4 bps from lower funding costs.
Credit Quality
Credit quality improved across all leading metrics during the quarter, including total problem assets which were $723.6 million at March 31, 2021 compared to $766.0 million at December 31, 2020. Total problem assets includes all criticized, classified, and nonperforming loans as well as other real estate owned (OREO).
Delinquencies decreased to $69.3 million at March 31, 2021, or 0.81% of gross loans, and are relatively consistent with longer term historical trends. Nonperforming assets declined to $49.5 million at March 31, 2021 primarily due to the positive resolution of one $15.0 million multi-family commercial relationship that went nonperforming in 4Q 2020. Customer loans receiving short-term loan modifications at March 31, 2021 were $110.9 million, or 1% of the loan portfolio excluding PPP. Net charge-offs for 1Q 2021 were a low $3.8 million, or 0.18% (annualized), of average gross loans.
Total net credit (recoveries) costs were $(19.0) million in the quarter compared to $(0.5) million in 4Q 2020, and the ACL decreased to $204.8 million as economic forecasts improved from the prior quarter and new loan originations were mainly offset by normal portfolio run-off.

WSFS Bank Center	7
500 Delaware Avenue,
Wilmington, Delaware 19801
The following table summarizes credit quality metrics as of and for the period ended March 31, 2021 compared to December 31, 2020 and March 31, 2020.

(Dollars in millions)	March 31, 2021	December 31, 2020	March 31, 2020
Problem assets	$723.6	$766.0	$221.9
Nonperforming assets	49.5	60.5	38.1
Delinquencies	69.3	78.9	59.8
Net charge-offs	3.8	3.0	1.0
Total net credit (recoveries) costs (r)	(19.0)	(0.5)	57.1
Problem assets to total Tier 1 capital plus ACL	46.72%	50.67%	14.68%
Classified assets to total Tier 1 capital plus ACL	32.63	35.02	12.64
Ratio of nonperforming assets to total assets	0.34	0.42	0.31
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.23	0.31	0.20
Delinquencies to gross loans	0.81	0.88	0.69
Ratio of quarterly net charge-offs to average gross loans	0.18	0.13	0.04
Ratio of allowance for credit losses to total loans and leases (q)	2.36	2.51	1.60
Ratio of allowance for credit losses to nonaccruing loans	644	546	722
See “Notes”

Core Fee Revenue
Core fee revenue (noninterest income) was $47.5 million, an increase of $8.0 million, or 20%, compared to 1Q 2020, including a $2.7 million decrease in interchange fees resulting from the Durbin Amendment effective at the beginning of 3Q 2020 and $2.2 million of referral fees related to PPP round two loans during the quarter. The year-over-year increase also included $5.1 million of mortgage banking fees resulting from lower interest rates and improved secondary market conditions, $2.8 million of Trust services revenue, and $0.9 million of other wealth services revenue. Other banking fee revenue increased $1.7 million, excluding the impact of the Durbin Amendment and PPP referral fees, due primarily to a $0.8 million gain on sale of an acquired loan that was included in our run-off portfolio and $0.7 million of one-time items that reduced fee revenue in 1Q 2020. Partially offsetting these increases was a $2.0 million decrease in Cash Connect® year-over-year primarily driven by the significant decline in interest rates compared to the prior year and fully offset by lower funding costs.

WSFS Bank Center	8
500 Delaware Avenue,
Wilmington, Delaware 19801
Core fee revenue increased $4.0 million, or 9%, compared to 4Q 2020, due to $2.2 million of PPP round two referral fees in the quarter, a $1.9 million increase in mortgage banking revenue, and a $0.8 million increase in wealth management fees. Partially offsetting these increases was a $0.6 million decrease in gains on sale of SBA loans.
For 1Q 2021, core fee revenue was 29.3% of core net revenue compared to 25.3% at 1Q 2020, and was diversified among various sources, including traditional banking, mortgage banking, trust and wealth management and cash logistics services (Cash Connect®). The year-over-year percentage comparison includes the impact of lower net interest income due to the lower rate environment and PPP round two referral fees in the current quarter, offset by the adverse impacts of the Durbin Amendment.
Core Noninterest Expense(4)
Core noninterest expense of $93.8 million for 1Q 2021 increased $9.6 million compared to $84.2 million in 1Q 2020, primarily due to a $7.8 million increase in salaries and benefits. The increase included $2.9 million from salaries due to franchise growth, $2.6 million from higher incentive compensation, and $0.8 million from higher state unemployment rates. Additionally, equipment expenses increased $2.4 million primarily due to higher third-party software expense related to our ongoing delivery transformation initiatives.
When compared to 4Q 2020, core noninterest expense increased $0.7 million primarily due to $1.7 million of seasonally higher salaries and benefits costs, partially offset by $1.0 million of lower net other operating costs.
Our core efficiency ratio(4) was 57.9% in 1Q 2021, compared to 55.8% in 4Q 2020 and 54.0% in 1Q 2020.
Income Taxes
We recorded a $21.4 million income tax provision in 1Q 2021, compared to $17.5 million in 4Q 2020 and $1.3 million in 1Q 2020. The effective tax rate was 24.7% in 1Q 2021, 22.6% in 4Q 2020, and 10.9% in 1Q 2020. The year-over-year increase primarily reflects a one-time tax benefit of $1.8 million related to the Coronavirus Aid, Relief, and Economic Security Act, as amended (“CARES Act”), in 1Q 2020.
(4) As used in this press release, core noninterest expense and core efficiency ratio are non-GAAP financial measures. These non-GAAP financial measures exclude corporate development and restructuring expense and the contribution to the WSFS Community Fund. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release

WSFS Bank Center	9
500 Delaware Avenue,
Wilmington, Delaware 19801
Capital Management
The Board of Directors approved a quarterly cash dividend of $0.13 per share of common stock, an 8% increase from 4Q 2020. This dividend will be paid on May 21, 2021 to stockholders of record as of May 7, 2021.
During 1Q 2021, WSFS repurchased 267,309 shares at an average price of $44.97, totaling $12.0 million. WSFS has 4,381,161 shares, or approximately 9% of outstanding shares, remaining to repurchase under our current authorization.
WSFS’ total stockholders’ equity decreased $21.1 million, or 1% (not annualized), during 1Q 2021, primarily due to a $69.8 million market-value decrease on available-for-sale securities, $12.0 million of share repurchases, and the dividend on common stock paid during the quarter, partially offset by quarterly earnings.
WSFS’ tangible common equity(5) decreased $18.4 million, or 1% (not annualized) compared to December 31, 2020 for the reasons described above. WSFS’ common equity to assets ratio was 12.02% at March 31, 2021, and our tangible common equity to tangible assets ratio(5) decreased by 38 bps during the quarter to 8.58%.
At March 31, 2021, book value per share was $37.27, a decrease of $0.25, or 1%, from December 31, 2020, and tangible common book value per share(5) was $25.60, a decrease of $0.25 from December 31, 2020.
At March 31, 2021, WSFS Bank’s Tier 1 leverage ratio of 9.82%, Common Equity Tier 1 capital ratio and Tier 1 capital ratio of 13.20%, and Total Capital ratio of 14.46% were all substantially in excess of the “well-capitalized” regulatory benchmarks.

(5) As used in this release, tangible common equity, tangible common equity to tangible assets and tangible common book value per share are non-GAAP financial measures. These non-GAAP financial measures exclude goodwill and intangible assets and the related tax-effected amortization. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.

WSFS Bank Center	10
500 Delaware Avenue,
Wilmington, Delaware 19801
Selected Business Segments (included in previous results):
Wealth Management
The Wealth Management segment provides a broad array of planning and advisory services, investment management, trust services, and credit and deposit products to individual, corporate, and institutional clients through multiple integrated businesses. Combined, these businesses had $24.7 billion in assets under management (AUM) and assets under administration (AUA) as of March 31, 2021.
Wealth Management reported pre-tax income of $9.3 million in 1Q 2021 compared to $3.8 million in 1Q 2020, and $9.2 million in 4Q 2020.
For 1Q 2021, total revenue (net interest income and fee income) was $19.2 million, an increase of $4.4 million, or 30%, compared to 1Q 2020 and flat compared to 4Q 2020. The year over year increase was due to strong results across all Wealth Management lines of business.
WSFS Institutional Services®’s revenue of $7.8 million in 1Q 2021 was up 51% from 1Q 2020 and up 4% from 4Q 2020. Growth in our corporate trust business was supported by continued strength in the debt securitization market as reflected by a 12% increase in our transaction volume relative to 4Q 2020.
Revenue from our advisory businesses, consisting of West Capital Management®, Cypress and WSFS Wealth® Investments, totaled $4.2 million in 1Q 2021 compared to $3.4 million in 1Q 2020, and $3.5 million in 4Q 2020. Net AUM at the end of 1Q 2021 was 2% lower (non-annualized) than 4Q 2020 due to client outflows, but increased 17% from 1Q 2020 primarily from strong equity market performance.
Total noninterest expense (including intercompany allocations and excluding provision for credit losses) was $10.4 million in 1Q 2021, compared to $9.4 million in 1Q 2020 and $10.0 million in 4Q 2020. Wealth Management efficiency ratio was 47% in 1Q 2021, compared to 58% in 1Q 2020 and 47% in 4Q 2020.

WSFS Bank Center	11
500 Delaware Avenue,
Wilmington, Delaware 19801
Cash Connect®
Cash Connect® is a premier provider of ATM vault cash, smart safe and cash logistics services in the United States. Cash Connect® services over 33,000 non-bank ATMs and retail deposit safes nationwide supplying or servicing approximately $1.7 billion in cash at March 31, 2021. Cash Connect® also supports over 600 ATMs for WSFS Bank Customers, which is one of the largest branded ATM networks in our market.
Cash Connect® reported pre-tax income of $1.7 million for 1Q 2021, which was a decrease of $0.3 million, or 15%, compared to 1Q 2020 primarily due to allocated expenses. Pre-tax income in 1Q 2021 was $0.5 million lower than 4Q 2020, driven by timing of insurance related expenses. ROA of 1.29% in 1Q 2021 decreased 55 bps from 1Q 2020 and decreased 45 bps from 4Q 2020. Normalized for insurance costs of $0.4 million due to timing, 1Q 2021 pre-tax income was $2.1 million, and ROA was 1.59%.
Net revenue of $10.1 million in 1Q 2021 was down $0.9 million from 1Q 2020, driven by the lower interest rate environment, fully offset by lower cost of funds (including lower third party funding fees in noninterest expense) and higher cash volume. Compared to 4Q 2020, net revenue decreased $0.2 million driven by a decrease in volume of ATM transaction volume-related activity.
Noninterest expense (including intercompany allocations of expense) was $8.4 million in 1Q 2021, a decrease of $0.6 million compared to 1Q 2020 driven by lower funding fees as noted above, and $0.2 million higher compared to 4Q 2020.
During 1Q 2021, Cash Connect® saw continued growth in its smart safe and ATM managed services, adding 337 units and 514 units, respectively. The division's total cash managed increased 11% (not annualized), exceeding $1.7 billion at the end of 1Q 2021, as Cash Connect continues to partner with retailers and top financial institutions providing logistics and serving cash solutions nationwide.

WSFS Bank Center	12
500 Delaware Avenue,
Wilmington, Delaware 19801
First Quarter 2021 Earnings Release Conference Call
Management will conduct a conference call to review 1Q 2021 results at 1:00 p.m. Eastern Time (ET) on Friday, April 23, 2021. Interested parties may listen to this call by dialing 1-877-312-5857 and using Conference ID #4169716. A rebroadcast of the conference call will be available beginning at 4:00 p.m. ET on April 23, 2021 until May 4, 2021 by dialing 1-855-859-2056 and using Conference ID #4169716.
About WSFS Financial Corporation
WSFS Financial Corporation is a multi-billion dollar financial services company. Its primary subsidiary, WSFS Bank, is the oldest and largest locally-managed bank and trust company headquartered in Delaware and the Greater Philadelphia region. As of March 31, 2021, WSFS Financial Corporation had $14.7 billion in assets on its balance sheet and $24.7 billion in assets under management and administration. WSFS operates from 111 offices, 88 of which are banking offices, located in Pennsylvania (51), Delaware (42), New Jersey (16), Virginia (1) and Nevada (1) and provides comprehensive financial services including commercial banking, retail banking, cash management and trust and wealth management. Other subsidiaries or divisions include Arrow Land Transfer, Cash Connect®, Cypress Capital Management, LLC (Cypress), Christiana Trust Company of Delaware®, NewLane Finance®, Powdermill® Financial Solutions, West Capital Management®, WSFS Institutional Services®, WSFS Mortgage®, and WSFS Wealth® Investments. Serving the Greater Delaware Valley since 1832, WSFS Bank is one of the ten oldest banks in the United States continuously operating under the same name. For more information, please visit www.wsfsbank.com.

WSFS Bank Center	13
500 Delaware Avenue,
Wilmington, Delaware 19801
Forward-Looking Statement Disclaimer
This press release contains estimates, predictions, opinions, projections and other "forward-looking statements" as that phrase is defined in the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, references to the Company's predictions or expectations of future business or financial performance as well as its goals and objectives for future operations, financial and business trends, business prospects, and management's outlook or expectations for earnings, revenues, expenses, capital levels, liquidity levels, asset quality or other future financial or business performance, strategies or expectations. The words “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project” and similar expressions, among others, generally identify forward-looking statements. Such forward-looking statements are based on various assumptions (some of which may be beyond the Company's control) and are subject to risks and uncertainties (which change over time) and other factors which could cause actual results to differ materially from those currently anticipated. Such risks and uncertainties include, but are not limited to, difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the markets in which the Company operates and in which its loans are concentrated, including possible declines in housing markets, an increase in unemployment levels and slowdowns in economic growth, including as a result of the novel coronavirus ("COVID-19") pandemic; possible additional loan losses and impairment of the collectability of loans, particularly as a result of the COVID-19 pandemic and the policies and programs implemented by the CARES Act including its automatic loan forbearance provisions and our PPP lending activities; additional credit, fraud and litigation risks associated with our PPP lending activities; economic and financial impact of federal, state and local emergency orders and other actions taken in response to the COVID-19 pandemic; the continuation of these conditions related to the COVID-19 pandemic, including whether due to a resurgence or additional waves of COVID-19 infections, particularly as the geographic areas in which we operate continue to re-open, and how quickly and to what extent normal economic and operating conditions can resume, especially as a vaccine becomes widely available; the Company's level of nonperforming assets and the costs associated with resolving problem loans including litigation and other costs and complying with government-imposed foreclosure moratoriums; changes in market interest rates which may increase funding costs and reduce earning asset yields and thus reduce margin; the impact of changes in interest rates and the credit quality and strength of underlying collateral and the effect of such changes on the market value of the Company's investment securities portfolio; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial and industrial loans in the Company's loan portfolio; the extensive federal and state regulation, supervision and examination governing almost every aspect of the Company's operations and potential expenses associated with complying with such regulations; the Company's ability to comply with applicable capital and liquidity requirements (including the effect of the transition to the Current Expected Credit Losses (CECL) methodology for allowances and related adjustments), including its ability to generate liquidity internally or raise capital on favorable terms; possible changes in trade, monetary and fiscal policies and stimulus programs, laws and regulations and other activities of governments, agencies, and similar organizations, and the uncertainty of the short- and long-term impacts of such changes; any impairments of the Company's goodwill or other intangible assets; conditions in the financial markets, including the destabilized economic environment caused by the COVID-19 pandemic, that may limit the Company's access to additional funding to meet its liquidity needs; the intention of the United Kingdom's Financial Conduct Authority (FCA) to cease support of London Inter-Bank Offered Rate (LIBOR) and the transition to an alternative reference interest rate, such as the Secured Overnight Funding Rate (SOFR), including methodologies for calculating the rate that are different from the LIBOR methodology and changed language for existing and new floating or adjustable rate contracts; the success of the Company's growth plans, including its plans to grow the commercial small business leasing portfolio and residential mortgage small business and Small Business Administration portfolios; the Company's ability to successfully integrate and fully realize the cost savings and other benefits of its acquisitions, manage risks related to business disruption following those acquisitions, and post-acquisition Customer acceptance of the Company's products and services and related Customer disintermediation, including its pending acquisition of Bryn Mawr; the Company’s ability to complete the acquisition of Bryn Mawr on the terms proposed, which are subject to a number of conditions, risks and uncertainties, including the possibility that the proposed acquisition does not close when expected or at all because all conditions to closing are not received or satisfied on a timely basis or at all, the failure to close for any other reason, diversion of management time on merger-related issues, risks relating to the potential dilutive effect of shares of the Company’s common stock to be issued in the acquisition of Bryn Mawr, and the reaction to the acquisition of Bryn Mawr of the companies’ customers, employees and counterparties; negative perceptions or publicity with respect to the Company generally and, in particular, the Company's trust and wealth management business; failure of the financial and operational controls of the Company's Cash Connect® division; adverse judgments or other resolution of pending and future legal proceedings, and cost incurred in defending such proceedings; the Company's reliance on third parties for certain important functions, including the operation of its core systems, and any failures by such third parties; system failures or cybersecurity incidents or other breaches of the Company's network security, particularly given widespread remote working arrangements; the Company's ability to recruit and retain key Associates; the effects of problems encountered by other financial institutions that adversely affect the Company or the banking industry generally; the effects of weather and natural disasters such as floods, droughts, wind, tornadoes and hurricanes as well as effects from geopolitical instability, public health crises and man-made disasters including terrorist attacks; the effects of regional or national civil unrest (including any resulting branch or ATM closures or damage); possible changes in the speed of loan prepayments by the Company's Customers and loan origination or sales volumes; possible changes in the speed of prepayments of mortgage-backed securities due to changes in the interest rate environment, particularly as a result of the COVID-19 pandemic, and the related acceleration of premium amortization on prepayments in the event that prepayments accelerate; regulatory limits on the Company's ability to receive dividends from its subsidiaries and pay dividends to its stockholders; any reputation, credit, interest rate, market, operational, litigation, legal, liquidity, regulatory and compliance risk resulting from developments related to any of the risks discussed above; and other risks and uncertainties, including those discussed in the Company's Form 10-K for the year ended December 31, 2020 and other documents filed by the Company with the Securities and Exchange Commission from time to time.
We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date on which they are made, and the Company disclaims any duty to revise or update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company for any reason, except as specifically required by law. As used in this press release, the terms "WSFS," "the Company," "registrant," "we," "us," and "our" mean WSFS Financial Corporation and its subsidiaries, on a consolidated basis, unless the context indicates otherwise.

WSFS Bank Center	14
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited)

	Three months ended
(Dollars in thousands, except per share data)	March 31, 2021	December 31, 2020	March 31, 2020
Interest income:
Interest and fees on loans	$108,852	$118,737	$119,202
Interest on mortgage-backed securities	10,704	10,923	13,219
Interest and dividends on investment securities	1,449	1,419	926
Other interest income	276	218	508
	121,281	131,297	133,855
Interest expense:
Interest on deposits	4,496	6,447	14,637
Interest on Federal Home Loan Bank advances	5	50	830
Interest on senior debt	2,266	1,460	1,179
Interest on trust preferred borrowings	324	334	586
Interest on other borrowings	5	5	473
	7,096	8,296	17,705
Net interest income	114,185	123,001	116,150
(Recovery of) provision for credit losses	(20,160)	(936)	56,646
Net interest income after (recovery of) provision for credit losses	134,345	123,937	59,504
Noninterest income:
Credit/debit card and ATM income	6,805	7,098	11,359
Investment management and fiduciary revenue	14,253	13,822	10,962
Deposit service charges	5,460	5,405	5,647
Mortgage banking activities, net	8,600	6,729	3,471
Loan and lease fee income	3,485	1,137	1,119
Securities gains, net	329	3,153	693
Unrealized gain on equity investment, net	—	—	668
Bank-owned life insurance income	205	269	(25)
Other income	8,685	9,019	6,953
	47,822	46,632	40,847
Noninterest expense:
Salaries, benefits and other compensation	53,138	51,442	45,346
Occupancy expense	8,460	7,991	7,666
Equipment expense	7,391	7,392	4,964
Data processing and operations expense	3,385	3,263	3,078
Professional fees	3,856	5,123	4,600
Marketing expense	992	2,060	951
FDIC expenses	1,069	1,068	(54)
Loan workout and other credit costs	1,120	437	453
Corporate development expense	2,095	(242)	1,341
Restructuring expense	(265)	510	—
Other operating expenses	14,378	14,329	20,151
	95,619	93,373	88,496
Income before taxes	86,548	77,196	11,855
Income tax provision	21,407	17,455	1,288
Net income	$65,141	$59,741	$10,567
Less: Net income (loss) attributable to noncontrolling interest	59	(72)	(360)
Net income attributable to WSFS	$65,082	$59,813	$10,927
Diluted earnings per share of common stock:	$1.36	$1.20	$0.21
Weighted average shares of common stock outstanding for fully diluted EPS	47,792,108	49,707,973	51,164,224
See “Notes”

WSFS Bank Center	15
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS
SUMMARY STATEMENTS OF INCOME (Unaudited) - continued

	Three months ended
	March 31, 2021	December 31, 2020	March 31, 2020
Performance Ratios:
Return on average assets (a)	1.85%	1.73%	0.36%
Return on average equity (a)	14.90	13.00	2.39
Return on average tangible common equity (a)(o)	22.38	19.37	4.13
Net interest margin (a)(b)	3.59	3.93	4.38
Efficiency ratio (c)	58.93	54.95	56.27
Noninterest income as a percentage of total net revenue (b)	29.47	27.45	25.97
See “Notes”

WSFS Bank Center	16
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
SUMMARY STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(Dollars in thousands)	March 31, 2021	December 31, 2020	March 31, 2020
Assets:
Cash and due from banks	$1,628,773	$1,244,705	$182,125
Cash in non-owned ATMs	428,180	402,339	322,844
Investment securities, available-for-sale (d)	2,987,885	2,529,057	2,048,400
Investment securities, held-to-maturity	103,523	111,741	134,047
Other investments	22,941	23,003	104,843
Net loans and leases (e)(f)(l)	8,529,213	8,993,476	8,497,147
Bank owned life insurance	32,255	32,051	30,093
Goodwill and intangibles	554,701	557,386	565,763
Other assets	442,981	440,156	393,628
Total assets	$14,730,452	$14,333,914	$12,278,890
Liabilities and Stockholders’ Equity:
Noninterest-bearing deposits	$3,857,610	$3,415,021	$2,314,982
Interest-bearing deposits	8,361,189	8,223,356	7,109,396
Total customer deposits	12,218,799	11,638,377	9,424,378
Brokered deposits	64,901	218,287	284,976
Total deposits	12,283,700	11,856,664	9,709,354
Federal Home Loan Bank advances	—	6,623	119,971
Other borrowings	335,201	334,018	281,314
Other liabilities	343,097	347,129	334,832
Total liabilities	12,961,998	12,544,434	10,445,471
Stockholders’ equity of WSFS	1,770,641	1,791,726	1,834,594
Noncontrolling interest	(2,187)	(2,246)	(1,175)
Total stockholders' equity	1,768,454	1,789,480	1,833,419
Total liabilities and stockholders' equity	$14,730,452	$14,333,914	$12,278,890
Capital Ratios:
Equity to asset ratio	12.02%	12.50%	14.94%
Tangible common equity to tangible asset ratio (o)	8.58	8.96	10.83
Common equity Tier 1 capital (required: 4.5%; well capitalized: 6.5%) (g)	13.20	12.50	13.41
Tier 1 leverage (required: 4.00%; well-capitalized: 5.00%) (g)	9.82	9.74	11.85
Tier 1 risk-based capital (required: 6.00%; well-capitalized: 8.00%) (g)	13.20	12.50	13.41
Total risk-based capital (required: 8.00%; well-capitalized: 10.00%) (g)	14.46	13.76	14.53
Asset Quality Indicators:
Nonperforming assets:
Nonaccruing loans	$31,792	$41,908	$19,250
Troubled debt restructuring (accruing)	15,684	15,539	14,070
Assets acquired through foreclosure	2,068	3,061	4,825
Total nonperforming assets	$49,544	$60,508	$38,145
Past due loans (h)	$7,678	$16,694	$14,282
Allowance for credit losses	204,823	228,810	139,081
Ratio of nonperforming assets to total assets	0.34%	0.42%	0.31%
Ratio of nonperforming assets (excluding accruing TDRs) to total assets	0.23	0.31	0.20
Ratio of allowance for credit losses to total loans and leases (q)	2.36	2.51	1.60
Ratio of allowance for credit losses to nonaccruing loans	644	546	722
Ratio of quarterly net charge-offs to average gross loans (a)(e)(i)(n)	0.18	0.13	0.04
Ratio of year-to-date net charge-offs to average gross loans (a)(e)(i)(n)	0.18	0.09	0.04
See “Notes”

WSFS Bank Center	17
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
AVERAGE BALANCE SHEET (Unaudited)

(Dollars in thousands)	Three months ended
	March 31, 2021			December 31, 2020			March 31, 2020
	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)	Average Balance	Interest & Dividends	Yield/ Rate (a)(b)
Assets:
Interest-earning assets:
Loans: (e) (j)
Commercial loans and leases (p)	$4,138,034	$52,620	5.16%	$4,394,992	$59,758	5.42%	$3,533,626	$55,693	6.35%
Commercial real estate loans (s)	2,803,378	29,191	4.22	2,812,685	30,071	4.25	2,808,867	34,292	4.91
Residential mortgage	734,593	12,864	7.00	823,305	14,049	6.83	992,408	13,541	5.46
Consumer loans	1,159,588	12,836	4.49	1,169,238	13,578	4.62	1,130,223	14,935	5.31
Loans held for sale	161,287	1,341	3.37	152,138	1,281	3.35	69,884	741	4.26
Total loans and leases	8,996,880	108,852	4.91	9,352,358	118,737	5.05	8,535,008	119,202	5.62
Mortgage-backed securities (d)	2,507,910	10,704	1.71	2,167,521	10,923	2.02	1,959,637	13,219	2.70
Investment securities (d)	336,410	1,449	1.98	324,679	1,419	1.98	131,121	926	3.40
Other interest-earning assets	1,103,632	276	0.10	644,785	218	0.13	76,356	508	2.68
Total interest-earning assets	12,944,832	$121,281	3.81%	12,489,343	$131,297	4.19%	10,702,122	$133,855	5.04%
Allowance for credit losses	(226,911)			(232,053)			(85,055)
Cash and due from banks	114,725			93,968			139,836
Cash in non-owned ATMs	393,964			365,738			335,434
Bank owned life insurance	32,155			31,829			30,154
Other noninterest-earning assets	997,444			1,004,075			1,037,033
Total assets	$14,256,209			$13,752,900			$12,159,524
Liabilities and stockholders’ equity:
Interest-bearing liabilities:
Interest-bearing deposits:
Interest-bearing demand	$2,572,325	$618	0.10%	$2,543,711	$660	0.10%	$2,085,229	$1,897	0.37%
Savings	1,830,781	150	0.03	1,750,313	275	0.06	1,574,215	1,744	0.45
Money market	2,682,219	854	0.13	2,474,582	1,218	0.20	2,152,986	4,090	0.76
Customer time deposits	1,117,191	2,377	0.86	1,206,576	3,688	1.22	1,305,432	5,655	1.74
Total interest-bearing customer deposits	8,202,516	3,999	0.20	7,975,182	5,841	0.29	7,117,862	13,386	0.76
Brokered deposits	136,957	497	1.47	226,028	606	1.07	230,423	1,251	2.18
Total interest-bearing deposits	8,339,473	4,496	0.22	8,201,210	6,447	0.31	7,348,285	14,637	0.80
Federal Home Loan Bank advances	736	5	2.76	7,944	50	2.50	170,058	830	1.96
Trust preferred borrowings	67,011	324	1.96	67,011	334	1.98	67,011	586	3.52
Senior debt	246,654	2,266	3.67	137,428	1,460	4.25	98,627	1,179	4.78
Other borrowed funds	19,656	5	0.10	22,133	5	0.09	148,256	473	1.28
Total interest-bearing liabilities	8,673,530	$7,096	0.33%	8,435,726	$8,296	0.39%	7,832,237	$17,705	0.91%
Noninterest-bearing demand deposits	3,490,831			3,159,783			2,166,510
Other noninterest-bearing liabilities	322,296			329,373			326,185
Stockholders’ equity of WSFS	1,771,822			1,830,244			1,835,501
Noncontrolling interest	(2,270)			(2,226)			(909)
Total liabilities and equity	$14,256,209			$13,752,900			$12,159,524
Excess of interest-earning assets over interest-bearing liabilities	$4,271,302			$4,053,617			$2,869,885
Net interest and dividend income		$114,185			$123,001			$116,150
Interest rate spread			3.48%			3.80%			4.13%
Net interest margin			3.59%			3.93%			4.38%
See “Notes”

WSFS Bank Center	18
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Unaudited)

(Dollars in thousands, except per share data)	Three months ended
Stock Information:	March 31, 2021	December 31, 2020	March 31, 2020
Market price of common stock:
High	$55.18	$45.48	$44.70
Low	40.64	26.48	17.84
Close	49.79	44.88	24.92
Book value per share of common stock	37.27	37.52	36.23
Tangible common book value per share of common stock (o)	25.60	25.85	25.06
Number of shares of common stock outstanding (000s)	47,502	47,756	50,633
Other Financial Data:
One-year repricing gap to total assets (k)	13.26%	13.07%	2.38%
Weighted average duration of the MBS portfolio	5.0 years	2.7 years	2.2 years
Unrealized (losses) gains on securities available for sale, net of taxes	$(9,957)	$59,882	$72,436
Number of Associates (FTEs) (m)	1,854	1,838	1,791
Number of offices (branches, LPO’s, operations centers, etc.)	111	112	116
Number of WSFS owned and branded ATMs	625	626	470
Notes:
(a)Annualized.
(b)Computed on a fully tax-equivalent basis.
(c)Noninterest expense divided by (tax-equivalent) net interest income and noninterest income.
(d)Includes securities held-to-maturity (at amortized cost) and securities available-for-sale (at fair value).
(e)Net of unearned income.
(f)Net of allowance for credit losses.
(g)Represents capital ratios of Wilmington Savings Fund Society, FSB and subsidiaries.
(h)Accruing loans which are contractually past due 90 days or more as to principal or interest. Balance includes student loans acquired from Beneficial, which are U.S. government guaranteed with little risk of credit loss.
(i)Excludes loans held for sale.
(j)Nonperforming loans are included in average balance computations.
(k)The difference between projected amounts of interest-sensitive assets and interest-sensitive liabilities repricing within one year divided by total assets, based on a current interest rate scenario.
(l)Includes loans held for sale and reverse mortgages.
(m)Includes seasonal Associates, when applicable.
(n)Excludes reverse mortgage loans.
(o)The Company uses non-GAAP (United States Generally Accepted Accounting Principles) financial information in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented. The Company’s management believes that investors may use these non-GAAP financial measures to analyze the Company’s financial performance without the impact of unusual items or events that may obscure trends in the Company’s underlying performance. This non-GAAP data should be considered in addition to results prepared in accordance with GAAP, and is not a substitute for, or superior to, GAAP results. For a reconciliation of these and other non-GAAP financial measures to their comparable GAAP measures, see "Non-GAAP Reconciliation" at the end of the press release.
(p)Includes commercial & industrial loans, PPP loans and commercial small business leases.
(q)Represents amortized cost basis for loans, leases and held-to-maturity securities.
(r)Includes (recovery of) provision for credit losses, loan workout expenses, OREO expenses and other credit costs.
(s)Includes commercial mortgage and commercial construction loans.

WSFS Bank Center	19
500 Delaware Avenue,
Wilmington, Delaware 19801
WSFS FINANCIAL CORPORATION
FINANCIAL HIGHLIGHTS (Continued)
(Dollars in thousands, except per share data)
(Unaudited)

Non-GAAP Reconciliation (o):	Three months ended
	March 31, 2021	December 31, 2020	March 31, 2020
Net interest income (GAAP)	$114,185	$123,001	$116,150
Core net interest income (non-GAAP)	$114,185	$123,001	$116,150
Noninterest income (GAAP)	$47,822	$46,632	$40,847
Less: Securities gains	329	3,153	693
Less: Unrealized gains on equity investments, net	—	—	668
Core fee revenue (non-GAAP)	$47,493	$43,479	$39,486
Core net revenue (non-GAAP)	$161,678	$166,480	$155,636
Core net revenue (non-GAAP)(tax-equivalent)	$161,943	$166,756	$155,905
Noninterest expense (GAAP)	$95,619	$93,373	$88,496
Less/(plus): Corporate development expense	2,095	(242)	1,341
(Plus)/less: Restructuring expense	(265)	510	—
Less: Contribution to WSFS Community Foundation	—	—	3,000
Core noninterest expense (non-GAAP)	$93,789	$93,105	$84,155
Core efficiency ratio (non-GAAP)	57.9%	55.8%	54.0%

	End of period
	March 31, 2021	December 31, 2020	March 31, 2020
Total assets (GAAP)	$14,730,452	$14,333,914	$12,278,890
Less: Goodwill and other intangible assets	554,701	557,386	565,763
Total tangible assets (non-GAAP)	$14,175,751	$13,776,528	$11,713,127
Total stockholders’ equity of WSFS (GAAP)	$1,770,641	$1,791,726	$1,834,594
Less: Goodwill and other intangible assets	554,701	557,386	565,763
Total tangible common equity (non-GAAP)	$1,215,940	$1,234,340	$1,268,831

Calculation of tangible common book value per share:
Book value per share (GAAP)	$37.27	$37.52	$36.23
Tangible common book value per share (non-GAAP)	25.60	25.85	25.06
Calculation of tangible common equity to tangible assets:
Equity to asset ratio (GAAP)	12.02%	12.50%	14.94%
Tangible common equity to tangible assets ratio (non-GAAP)	8.58	8.96	10.83

WSFS Bank Center	20
500 Delaware Avenue,
Wilmington, Delaware 19801

Non-GAAP Reconciliation - continued (o):	Three months ended
	March 31, 2021	December 31, 2020	March 31, 2020
GAAP net income attributable to WSFS	$65,082	$59,813	$10,927
Plus/(less): Pre-tax adjustments: Securities gains, unrealized gains on equity investments, corporate development and restructuring expense, and contribution to WSFS Community Foundation	1,501	(2,885)	2,980
(Plus)/less: Tax impact of pre-tax adjustments	11	687	(2,020)
Adjusted net income (non-GAAP) attributable to WSFS	$66,594	$57,615	$11,887

GAAP return on average assets (ROA)	1.85%	1.73%	0.36%
Plus/(less): Pre-tax adjustments: Securities gains, unrealized gains on equity investments, corporate development and restructuring expense, and contribution to WSFS Community Foundation	0.04	(0.08)	0.10
(Plus)/less: Tax impact of pre-tax adjustments	—	0.02	(0.07)
Core ROA (non-GAAP)	1.89%	1.67%	0.39%

Earnings per share (GAAP)	$1.36	$1.20	$0.21
Plus/(less): Pre-tax adjustments: Securities gains, unrealized gains on equity investments, corporate development and restructuring expense, and contribution to WSFS Community Foundation	0.03	(0.06)	0.06
(Plus)/less: Tax impact of pre-tax adjustments	—	0.02	(0.04)
Core earnings per share (non-GAAP)	$1.39	$1.16	$0.23

Calculation of return on average tangible common equity:
GAAP net income attributable to WSFS	$65,082	$59,813	$10,927
Plus: Tax effected amortization of intangible assets	2,004	2,090	2,103
Net tangible income (non-GAAP)	$67,086	$61,903	$13,030
Average stockholders’ equity of WSFS	$1,771,822	$1,830,244	$1,835,501
Less: average goodwill and intangible assets	556,344	558,750	567,695
Net average tangible common equity	$1,215,478	$1,271,494	$1,267,806
Return on average tangible common equity (non-GAAP)	22.38%	19.37%	4.13%

Non-GAAP Reconciliation - continued (o):	Three months ended
	March 31, 2021	December 31, 2020	March 31, 2020
Calculation of PPNR:
Net income (GAAP)	$65,141	$59,741	$10,567
Plus: Income tax provision	21,407	17,455	1,288
Plus/(less): (Recovery of) provision for credit losses	(20,160)	(936)	56,646
PPNR (non-GAAP)	$66,388	$76,260	$68,501